Exhibit 4.3

JOINDER AGREEMENT

TO

REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement to Registration Rights Agreement is made and entered into as of January 17, 2014 (the “Agreement”) by and between EXCO Resources, Inc., a Texas corporation and successor to EXCO Holdings II, Inc., a Delaware corporation (the “Company”), and the persons listed on the signature page hereto under the heading “Holders” (such persons being referred to collectively as the “Holders”).

WHEREAS, the Company and the Initial Holders specified on the signature pages thereto have executed that certain First Amended and Restated Registration Rights Agreement dated as of December 30, 2005 (the “2005 Registration Rights Agreement”) relating to such Initial Holders’ registration rights with respect to the Company’s common stock, par value $.001 per share (the “Common Stock”);

WHEREAS, pursuant to Section 6.6 of the 2005 Registration Rights Agreement, the Company may consent to and permit, without any further action of the Initial Holders, any person who subsequently acquires Common Shares to become a “Holder” under the 2005 Registration Rights Agreement by executing a Joinder Agreement, in substantially the form attached thereto as Exhibit A; and

WHEREAS, the undersigned desire to become parties to the 2005 Registration Rights Agreement and the Company has agreed to execute a Joinder Agreement relating thereto.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, each of the undersigned Holders and the Company hereby agree as follows:

1. The undersigned Holder hereby executes this Agreement for the purpose of becoming a “Holder” under the 2005 Registration Rights Agreement. Holder hereby assumes all of the duties, obligations and liabilities of a “Holder” under the 2005 Registration Rights Agreement and shall be designated as an “Investor Holder” thereunder.

2. The undersigned Holder shall be deemed a “Holder” for all purposes under the 2005 Registration Rights Agreement, and shall be subject to and shall benefit from all of the rights and obligations of a “Holder” thereunder. All references in the 2005 Registration Rights Agreement to “Holder,” “Investor Holder” or “Initial Holder” shall mean and be a reference to Holder. The 2005 Registration Rights Agreement is hereby amended by deeming the signature of Holder hereto as a signature to the 2005 Registration Rights Agreement.

3. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date above first written.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

[Signature Page to Registration Rights Joinder Agreement]

HOLDERS:

ADVENT SYNDICATE 780
CLEARWATER INSURANCE COMPANY
NORTHBRIDGE GENERAL INSURANCE COMPANY
ODYSSEY REINSURANCE COMPANY
CLEARWATER SELECT INSURANCE COMPANY
RIVERSTONE INSURANCE LIMITED
ZENITH INSURANCE COMPANY
FAIRFAX MASTER TRUST FUND

By:	Hamblin Watsa Investment Counsel Ltd., as investment manager

By:	/s/ Roger Lace
Name: Roger Lace
Title: President

[Signature Page to Registration Rights Joinder Agreement]